Exhibit 10.2

Personal – Confidential

Amended and Restated
Appendix to Employment Agreement
Between
Verint Systems Ltd.
(the “Company”)
and
Name: Hanan Gino ID Number: 056025075
(“You”)

WHEREAS	You signed an Employment Letter Agreement with the Company dated January 1, 2013 and amended and restated as of May 26, 2015 (the “Employment Agreement”); and

WHEREAS	The Company perceives you to be a Key Employee who provides significant benefit to the Company; and

WHEREAS	The Company entered into an Appendix to your Employment Agreement with you dated January 17, 2013 (the “Appendix”) to provide you with certain special rights and benefits; and

WHEREAS	The Company and you wish to amend and restate the terms of the Appendix.

THEREFORE in consideration of this preamble, the parties hereby agree, and amend and restate the Appendix in its entirety, as follows:

1.
Except as specifically included herein, all terms and conditions of your Employment Agreement will continue to apply to you. Unless specially stated in this Appendix, all definition of terms as stated in the Employment Agreement will apply for this Appendix as well.

2.
Separation Bonus for Unfair Termination. In the event that your employment is terminated by the Company for any reason other than (1) “Cause” (as defined below), (2) death, or (3) disability, or is terminated by you for “Good Reason” (as defined below), you shall be entitled to a separation bonus equal to 9 months’ salary, based on your last monthly salary (or if higher, your monthly salary as of the date immediately prior to the first event or circumstance constituting “Good Reason” in connection with such departure). In order to avoid any doubt, such separation bonus shall not include social benefits, car allowance, telephone allowance etc., but rather the base salary only.

“Cause” shall mean:

i.	conviction of, or plea of guilty or no contest to, a crime which is punishable by more than one year in prison;

ii.	an indictment for a crime involving dishonesty or fraud;

iii.	willful and intentional breach by you of your obligations to the Company or of your Employment Agreement or this Appendix which is materially harmful to the Company;

iv.	willful misconduct, or any dishonest or fraudulent act or omission, which is materially harmful to the Company;

v.	a violation of any U.S. or Israeli securities or financial reporting laws, rules or regulations, or any policy of the Company or Verint Systems Inc. (“VSI”) relating to the foregoing;

vi.	violation of the Company’s policies on harassment, discrimination or substance abuse;

vii.	your gross negligence, gross neglect of duties or gross insubordination; or

viii.	any other reason which would generally lead to a denial of severance under Israeli law, but, in the case of clauses (iii), (iv), (vii), or (viii), if such conduct is capable of being cured, such conduct will only be considered Cause if the Company has first notified you in writing of such circumstance and you have failed to cure it within 15 days of receiving such notice.
“Good Reason” shall mean:

i.	a material reduction in your salary;

ii.	a material reduction in your duties, position or reporting status; or

iii.
the assignment to you of duties materially inconsistent with your position or a materially adverse alteration in the nature of your duties and/or responsibilities, reporting obligations, titles or authority, provided, however, that Good Reason shall not exist where such an assignment or alteration is due solely to VSI ceasing to be an issuer of registered securities, but only if you have notified the Company in writing that you believe a Good Reason event has occurred within 90 days of becoming aware of such event, and the Company fails to cure such issue within 30 days of receiving your written notice.

3.
Separation Bonus for Termination upon Death. In the event your employment ends due to your death, your estate shall be entitled to a separation bonus, payable in a lump sum, equal to a pro rata portion of your target bonus that you would have been entitled to receive pursuant to your signed bonus plan in such year (if such year had been completed) based upon the percentage of the fiscal year that shall have elapsed and, to the extent relevant to the calculation of your bonus, assuming that VSI’s and the Company’s actual performance were annualized through the end of such year.

4.
Separation Bonus for Termination upon Disability. In the event your employment ends due to your disability which prevents you from performing the services required by your Employment Agreement (based on objective evidence), you shall be entitled to a separation bonus equal to 6 months’ salary (minus any advance notice the Company is required to give you in the event of such a termination for disability), based on your last salary, in addition to any entitlement that you may be entitled to under applicable law. In order to avoid any doubt, such payment shall not include social benefits, car allowance, telephone allowance etc., but rather the base salary only.

5.
For the avoidance of doubt, (i) in no event will you qualify for more than one of the separation bonuses above and (ii) any bonus payment under Section 2, 3, or 4 shall supersede and replace any severance or redundancy payments under local Company policy or practice that you might otherwise be eligible to receive. Except as otherwise provided above, any separation bonus to which you become entitled hereunder may be paid to you in equal monthly installments over a period of 12 months, at the Company’s exclusive discretion.

6.
Clawback. Notwithstanding anything to the contrary, if VSI’s financial statements for the year ended January 31, 2014 or thereafter are restated due to material noncompliance, as a result of your misconduct, with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year, you shall, at the request of the Compensation Committee of the Board of VSI (“Committee”), and without making any claim for compensation in respect thereof, return or forfeit, as applicable, all or a portion (but no more than 100%) of any bonus (including separation bonuses under this Appendix) or any incentive award (including equity awards) made to you during your employment with the Company as incentive for the specific fiscal year or years (in the case of equity awards granted during your employment with the Company, the portion of the award vested during such fiscal year or years) required to be restated for the year ended January 31, 2014 or thereafter. For example, if you are granted an award in the year ended January 31, 2014 (and during your employment with the Company) that vests in installments based on performance in the years ended January 31, 2015 and January 31, 2016, and VSI’s financial statements for the year ended January 31, 2015 are required, as a result of your misconduct, to be restated due to material noncompliance with any financial reporting requirements as set forth above, the portion of the award which vests in the year ended January 31, 2015 based on achievement of the performance targets for the year ended January 31, 2015 shall be subject to clawback in accordance with this Section, but the portion of the award which vests in the year ended January 31, 2016 shall not be subject to forfeiture or clawback. Or, if based on the same facts as set forth in the preceding sentence, you are paid a bonus in the year ended January 31, 2016 for performance in the year ended January 31, 2015, such bonus shall be subject to clawback in accordance with this Section, but not any bonus paid for any other fiscal year. The amount to be recovered from you shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to you had the financial statements been initially filed as restated (including, but not limited to, the entire award), as reasonably determined by the Committee.

7.
Covenants. The terms of this Appendix are specifically and explicitly contingent upon the following undertakings made by you (and you acknowledge and agree that these undertakings (i) are reasonable and necessary in light of your fiduciary relationship with the Company, your access to the confidential information of the Company and its affiliates, and your exposure, in an extensive and in-depth manner, to the trade, professional, and technological secrets of the Company and its affiliates in the past and in the present, and to its long-term plans and strategies, and (ii) do not unreasonably restrict your freedom of employment and livelihood):

a.	you shall comply with the provisions of your Employment Agreement, including the Statement of Undertaking, dated May 26, 2015, undertaken by you to the Company;

b.
for a period of two years following the termination of your employment (by either party and for any reason), you shall not, whether on your own behalf or on behalf or in conjunction with any other person, directly or indirectly: (i) solicit customers, business, patronage or orders for, or sell, any products and services in competition with the Company’s business; or (ii) perform the same or substantially similar services for a competitor of the Company as you have performed for the Company. For the purposes of this paragraph, “the Company’s business” will be defined as the development, manufacture, marketing, support, and/or sales of products or services that are competitive with the products or services offered by the Company or its affiliates on the date hereof or with any new lines of business of the Company or its affiliates during the term of your employment; and

c.
during your employment with the Company and for a two year period thereafter, you shall not, unless otherwise required by law, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company (including its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies) or comment on its character or business reputation.

In order to avoid any doubt, full compliance by you with these provisions is a pre-requisite to entitle you to the benefits set forth herein and noncompliance therewith requires, as a minimum, that you refund any payments received pursuant to this Appendix to the Company. To the extent the duration or scope of the foregoing undertakings are found to be invalid under applicable law, the parties agree to instead substitute the maximum period or scope that is legally enforceable.

8.
Indemnification. The Company hereby undertakes to indemnify you in the event a claim is made against you, further to your activities performed for the Company, subject to the provisions and limitations of the Israeli Companies Law and the Company’s Articles of Association. Furthermore, the Company hereby confirms that it has directors and officers (D&O) insurance in effect and will maintain such insurance.

9.
Release. You hereby agree upon your termination to sign a release document as per the Company’s form which shall release and forever discharge the Company, its affiliates, its officers, directors, shareholders, employees, agents and all persons, firms, entities, associations and/or corporation connected with it, who were, are, or may be liable to you, of and from any and all claims, demands, counts, causes of action, obligations, taxes, damages, losses, costs and/or expenses of any kind (including attorneys’ fees), known and unknown, suspected or unsuspected, fixed or contingent, which you may have had, now have, or may hereafter have against the Company or such other releasees, by reason of any matter, cause, or thing directly or indirectly arising out of and/or connected with and/or related to your employment, your Employment Agreement, or this Appendix. If the release has not been executed and delivered to the Company within 60 calendar days following your termination, the Company will cease to have any obligations to make any payments or provide any benefits under this Appendix.

10.	Assignment of Intellectual Property

a.
You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company or any affiliate, or (ii) relates to the Company’s or any affiliate’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by you for the Company or any affiliate, you will assign to the Company (or its designee) the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.

b.
You have no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that you conceive and/or develop entirely on your own time without using the Company’s or its affiliates’ equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company or any affiliate, or (ii) relates to the Company’s or any affiliate’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by you for the Company or any affiliate.

c.
You agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or any affiliate or relates to the Company’s or any affiliate’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one year following termination of your employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets unless you can conclusively prove otherwise.

d.
In order to determine the rights of you and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, you agree that during your employment, and for one year after termination of your employment, you will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company and agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company.

e.
You agree that at the request of and without charge to the Company, but at the Company's expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company (or its designee) and will assign to the Company (or its designee) any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company (or its designee) to secure any patent, trademark, copyright, or other property right therein in the United States, Israel, and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.

f.
In the event the Company is unable, after reasonable effort, and in any event after 10 business days of exerting such reasonable efforts, to secure your signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the Chief Legal Officer and/or General Counsel of VSI as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

g.
You acknowledge that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Verint Systems Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

IN WITNESS WHEREOF, the parties have executed this Appendix in duplicate:

Sincerely,

Verint Systems Ltd.

By:    /s/ Dganit Zahavi
Name: Dganit Zahavi
Title: SVP HR

I hereby confirm that I have read and agree to the above terms:

Employee Name: Hanan Gino

Employee Signature:   /s/ Hanan Gino

Date:    05-26-15